Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Dana H. Wade
Investor Relations	Public Affairs and Media Relations
Tel: 612 303-6277	Tel: 415 277-1556

F O R   I M M E D I A T E   R E L E A S E

Piper Jaffray Companies Announces 2004 Third Quarter Results

MINNEAPOLIS – October 20, 2004 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $11.8 million, or $0.61 per diluted share, for the quarter ended Sept. 30, 2004, down from $16.0 million, or $0.83 per diluted share, for the year-ago period. Net income totaled $13.0 million, or $0.67 per diluted share in the second quarter of 2004. Net revenues for the third quarter were $186.2 million, down 11.6 percent and 10.2 percent from the third quarter of 2003 and the second quarter of 2004, respectively.

For the first nine months, net income improved 31.3 percent to $38.5 million, and earnings per diluted share rose 30.1 percent to $1.99 compared to the year-ago period. Net revenues increased to $602.9 million year-to-date, up 3.1 percent over the first nine months of 2003.

“Our third quarter results reflect the continued challenging market conditions,” said chairman and chief executive officer Andrew S. Duff. “Despite the short-term market challenges, we remain focused on positioning our firm for long-term, profitable growth. In that regard, during the quarter we were very pleased to announce the definitive agreement to acquire Vie Securities, LLC, which we believe will enable us to fulfill the increasing client demand for automated, cost-effective equity execution services.”

Results of Operations

Net Revenues

Due to challenging market conditions, third quarter net revenues declined $24.5 million, or 11.6 percent, from the year-ago period, in which the firm recorded its strongest quarterly revenues for 2003. Revenues from principal transactions decreased by $11.8 million, or 22.8 percent, primarily driven by lower fixed-income institutional sales and trading activity. The fixed-income business had achieved near-record revenues in the third quarter of 2003, driven by high-yield corporate bonds where the firm has proprietary research capabilities. Third quarter investment banking revenues declined by $9.8 million, or 13.1 percent, due to fewer equity underwriting transactions, which were relatively strong in the year-ago period due to a rebound from soft markets in the first half of 2003. Commissions and fees declined by $2.6 million compared to the third quarter of 2003 as a result of reduced private client activity and fewer financial advisors.

Compared to the second quarter of 2004, net revenues declined $21.1 million. Contributing to the decline were lower revenues in Private Client Services, institutional sales and trading, and equity investment banking.

Non-Interest Expenses

For the quarter, non-interest expenses were $167.7 million, down 9.3 percent from the third quarter of 2003 due mainly to lower variable compensation costs. Non-compensation expenses were $53.5 million, an improvement of 3.5 percent compared to the third quarter of 2003. Lower litigation-related expenses were offset by increases from investments in technology and additional expenses to support expanded fixed-income sales and trading capabilities and new public company costs.

Compared to the second quarter of 2004, non-interest expenses improved 10.2 percent, primarily due to lower variable compensation costs.

For the quarter, pre-tax operating margin was 10.0 percent, down from the 12.3 percent recorded for the year-ago period but consistent with the pre-tax margin for the prior quarter.

Business Segment Review

Capital Markets

Capital Markets recorded $101.3 million in net revenues for the quarter, down $19.0 million, or 15.8 percent, from the year-ago period. Segment pre-tax operating income for the quarter decreased 31.0 percent to $17.3 million compared to the third quarter of 2003, in which Capital Markets recorded its strongest quarterly revenues for 2003. Fixed-income institutional sales and trading revenues declined by $8.6 million, as the third quarter of last year had very strong results in high-yield corporate bonds where the firm has proprietary research capabilities. Equity underwriting declined $8.2 million from the third quarter of 2003; equity underwriting revenues had rebounded in the year-ago period relative to soft markets in the first half of 2003. Public finance underwriting and mergers and acquisitions revenues were consistent with the year-ago period.

Compared to the second quarter of 2004, Capital Markets revenues declined $12.3 million, or 10.8 percent. The primary contributor of the decline was institutional sales and trading revenues, which softened by $9.7 million due to lower trading volumes during the summer months.

Segment operating expenses for the quarter were $84.0 million, a decrease of $11.3 million, or 11.8 percent, from the same period a year ago, primarily driven by lower variable compensation expenses.

Segment pre-tax operating margin was 17.1 percent, a decline from the 20.8 percent recorded in the year-ago period. The decline was primarily due to lower revenues.

Despite the challenging markets, the firm maintained or improved its industry rankings for completed deals. Public finance underwriting was the most active in terms of both the number of transactions and par amount since the second quarter of 2003. Following is a recap of completed deals and industry rankings (based on the number of transactions completed) during the third quarter of 2004.

•	19 equity offerings, raising a total of $3.2 billion in capital, and placing the firm 10th nationally. These results compare to completion of 24 equity offerings in the same quarter last year for a total of $3.5 billion in capital raised. (Source: Dealogic)

•	13 M&A transactions with an enterprise value of $2.0 billion, ranking ninth among all advisors. In the same period last year the firm completed 13 transactions with an enterprise value of $1.9 billion. Among middle market advisors (which excludes investment banks with average deal size greater than $500 million), the firm ranked second nationally. (Source: Mergerstat)

•	140 tax-exempt issues with a total par value of $1.5 billion, ranking the firm fourth nationally. In the third quarter of last year, the firm completed 115 tax-exempt issues nationally, with a total par value of $1.2 billion. In the Upper Midwest, the firm completed 80 public finance issues during the quarter with a total par value of $0.6 billion, ranking the firm the lead underwriter of Upper Midwest tax-exempt issues. (Source: Thomson Financial)

Private Client Services

Private Client Services recorded net revenues of $83.7 million, down $6.0 million, or 6.6 percent, compared to the third quarter of 2003 due to lower private client activity and fewer financial advisors. Net revenues slowed 4.9 percent compared to second quarter of 2004 as private client activity decreased due to uncertainties in the financial markets and the slower summer trading months. Segment pre-tax operating income was $12.1 million, down 3.6 percent from the third quarter of 2003 and up 2.4 percent compared to the second quarter of 2004.

Segment operating expenses were $71.6 million for the quarter, a 7.1 percent improvement from the year-ago period, primarily due to reduced variable compensation costs. Segment pre-tax operating margin was 14.5 percent, up from both the 14.0 percent margin in the third quarter of 2003 and the 13.4 percent margin for the second quarter of 2004.

Corporate Support and Other

Corporate Support and Other pre-tax operating loss was $9.6 million for the third quarter, an improvement of $1.0 million over the third quarter of 2003 and essentially unchanged from the second quarter of 2004.

Additional Shareholder Information

	As of Sept. 30, 2004	As of June 30, 2004	As of Sept. 30, 2003
Full Time Employees:	3,029	3,043	2,994
Financial Advisors:	853	850	883
Client Assets:	$49 billion	$49 billion	$48 billion
Shareholders’ equity:	$715.0 million	$700.7 million	$634.4 million
Book value per share:	$36.98	$36.24	$32.94
Tangible book value per share:	$21.17	$20.43	$17.07

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss third quarter 2004 financial results on Wednesday, Oct. 20, 2004, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web page, www.piperjaffray.com, or by dialing (800) 374-0255, or (706) 643-7489 international, and refer to conference ID 1077232 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET Oct. 20 at the same web address or by calling (800) 642-1687 or (706) 645-9291 international.

About Piper Jaffray Companies

Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Investment Research, an independent group reporting to the CEO, supports clients of both segments. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray has approximately 3,000 employees in 111 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Since 1895. Member SIPC and NYSE.
© 2004 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) we may experience increased costs resulting from decreased purchasing power and size compared to that previously provided by our association with U.S. Bancorp, (2) we compete with U.S. Bancorp with respect to clients we both serviced prior to our spin-off from U.S. Bancorp and may not be able to retain these clients, (3) the continued ownership of U.S. Bancorp common stock and options by our executive officers and some of our directors will create, or will appear to create, conflicts of interest, (4) we have agreed to certain restrictions to preserve the tax treatment of the spin-off, which reduce our strategic and operating flexibility, (5) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (6) the separation and distribution agreement entered into between U.S. Bancorp and us contains cross-indemnification obligations of U.S. Bancorp and us that either party may be unable to satisfy, (7) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (8) we may not be able to compete successfully with other companies in the financial services industry, (9) our underwriting and market-making activities may place our capital at risk, (10) an inability to readily divest or transfer trading positions may result in financial losses to our business, (11) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (12) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (13) we may make strategic acquisitions of businesses or may divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (14) our technology systems are critical components of our operations and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (15) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm, (16) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (17) our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward, (18) we may suffer losses if our reputation is harmed, (19) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, (20) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC’s Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	September 30,	June 30,	September 30,	3Q04 vs.	3Q04 vs.
(Amounts in thousands, except per share data)	2004	2004	2003	2Q04	3Q03
Revenues:
Commissions and fees	$61,187	$65,776	$63,797	(7.0)%	(4.1)%
Principal transactions	39,813	50,243	51,592	(20.8)	(22.8)
Investment banking	65,204	68,180	74,992	(4.4)	(13.1)
Interest	10,667	11,088	10,358	(3.8)	3.0
Other income	13,571	16,407	14,161	(17.3)	(4.2)

Total revenues	190,442	211,694	214,900	(10.0)	(11.4)
Interest expense	4,217	4,391	4,225	(4.0)	(0.2)

Net revenues	186,225	207,303	210,675	(10.2)	(11.6)

Non-interest expenses:
Compensation and benefits	114,197	127,690	129,455	(10.6)	(11.8)
Occupancy and equipment	14,968	13,683	13,623	9.4	9.9
Communications	10,558	10,712	9,100	(1.4)	16.0
Floor brokerage and clearance	4,068	4,559	5,700	(10.8)	(28.6)
Marketing and business development	9,723	11,131	8,576	(12.6)	13.4
Outside services	11,215	9,922	9,763	13.0	14.9
Cash award program	1,219	1,269	—	(3.9)	N/M
Royalty fee	—	—	1,128	N/M	N/M
Other operating expenses	1,702	7,647	7,476	(77.7)	(77.2)

Total non-interest expenses	167,650	186,613	184,821	(10.2)	(9.3)

Income before income tax expense	18,575	20,690	25,854	(10.2)	(28.2)
Income tax expense	6,806	7,710	9,824	(11.7)	(30.7)

Net income	$11,769	$12,980	$16,030	(9.3)%	(26.6)%

Earnings per common share
Basic	$0.61	$0.67	$0.83	(9.0)%	(26.5)%
Diluted	$0.61	$0.67	$0.83	(9.0)%	(26.5)%
Weighted average number of common shares
Basic	19,333	19,333	19,260	0.0%	0.4%
Diluted	19,387	19,395	19,260	(0.0)%	0.7%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Nine Months Ended
	September 30,	September 30,	Percent
(Amounts in thousands, except per share data)	2004	2003	Inc/(Dec)
Revenues:
Commissions and fees	$196,475	$189,139	3.9%
Principal transactions	142,132	162,126	(12.3)
Investment banking	198,246	170,750	16.1
Interest	34,218	33,665	1.6
Other income	44,378	44,231	0.3

Total revenues	615,449	599,911	2.6
Interest expense	12,521	14,979	(16.4)

Net revenues	602,928	584,932	3.1

Non-interest expenses:
Compensation and benefits	371,594	365,431	1.7
Occupancy and equipment	42,383	40,297	5.2
Communications	31,728	27,584	15.0
Floor brokerage and clearance	13,427	17,527	(23.4)
Marketing and business development	31,516	27,284	15.5
Outside services	30,295	27,355	10.7
Cash award program	3,559	—	N/M
Royalty fee	—	3,107	N/M
Other operating expenses	16,989	30,090	(43.5)

Total non-interest expenses	541,491	538,675	0.5

Income before income tax expense	61,437	46,257	32.8
Income tax expense	22,898	16,912	35.4

Net income	$38,539	$29,345	31.3%

Earnings per common share
Basic	$1.99	$1.53	30.1%
Diluted	$1.99	$1.53	30.1%
Weighted average number of common shares
Basic	19,333	19,224	0.6%
Diluted	19,383	19,224	0.8%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)
	September 30,	June 30,	September 30,	3Q04 vs.	3Q04 vs.
(Dollars in thousands)	2004	2004	2003	2Q04	3Q03
Capital Markets
Net revenues	$101,282	$113,598	$120,323	(10.8)%	(15.8)%
Operating expenses	83,984	93,565	95,248	(10.2)	(11.8)

Segment pre-tax operating income	$17,298	$20,033	$25,075	(13.7)%	(31.0)%

Segment operating margin	17.1%	17.6%	20.8%
Private Client Services
Net revenues	$83,727	$88,071	$89,688	(4.9)%	(6.6)%
Operating expenses	71,623	76,251	77,137	(6.1)	(7.1)

Segment pre-tax operating income	$12,104	$11,820	$12,551	2.4%	(3.6)%

Segment operating margin	14.5%	13.4%	14.0%
Corporate Support and Other
Net revenues	$1,216	$5,634	$664	(78.4)%	83.1%
Operating expenses	10,824	15,528	11,308	(30.3)	(4.3)

Segment pre-tax operating loss	$(9,608)	$(9,894)	$(10,644)	(2.9)%	(9.7)%

Segment operating margin	N/M	N/M	N/M
Reconciliation to total income before taxes:
Total segment pre-tax operating income	$19,794	$21,959	$26,982	(9.9)%	(26.6)%
Royalty fee	—	—	1,128	N/M	N/M
Cash award program	1,219	1,269	—	(3.9)	N/M

Total income before tax expense	$18,575	$20,690	$25,854	(10.2)%	(28.2)%

Pre-tax operating margin	10.0%	10.0%	12.3%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Nine Months Ended
	September 30,	September 30,	Percent
(Dollars in thousands)	2004	2003	Inc/(Dec)
Capital Markets
Net revenues	$326,760	$319,616	2.2%
Operating expenses	269,790	260,768	3.5

Segment pre-tax operating income	$56,970	$58,848	(3.2)%

Segment operating margin	17.4%	18.4%
Private Client Services
Net revenues	$267,340	$263,292	1.5%
Operating expenses	231,146	243,478	(5.1)

Segment pre-tax operating income	$36,194	$19,814	82.7%

Segment operating margin	13.5%	7.5%
Corporate Support and Other
Net revenues	$8,828	$2,024	336.2%
Operating expenses	36,996	31,322	18.1

Segment pre-tax operating loss	$(28,168)	$(29,298)	(3.9)%

Segment operating margin	N/M	N/M
Reconciliation to total income before taxes:
Total segment pre-tax operating income	$64,996	$49,364	31.7%
Royalty fee	—	3,107	N/M
Cash award program	3,559	—	N/M

Total income before tax expense	$61,437	$46,257	32.8%

Pre-tax operating margin	10.2%	7.9%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

	For the Three Months Ended			Percent Inc/(Dec)
(Dollars in thousands)	September 30,	June 30,	September 30,	3Q04 vs.	3Q04 vs.
Capital Markets	2004	2004	2003	2Q04	3Q03
Institutional Sales
Fixed Income	$13,154	$18,876	$21,717	(30.3)%	(39.4)%
Equities	26,318	30,268	29,789	(13.1)	(11.7)

Total Institutional Sales	39,472	49,144	51,506	(19.7)	(23.4)
Investment Banking
Underwriting
Fixed Income	18,223	14,540	18,727	25.3	(2.7)
Equities	16,836	20,888	25,066	(19.4)	(32.8)
Mergers and Acquisitions	23,083	26,399	22,454	(12.6)	2.8

Total Investment Banking	58,142	61,827	66,247	(6.0)	(12.2)
Net Interest	3,196	3,151	2,362	1.4	35.3
Other Income	472	(524)	208	190.1	126.9

Capital Markets Net Revenues	$101,282	$113,598	$120,323	(10.8)%	(15.8)%

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

	For the Nine Months Ended
(Dollars in thousands)	September 30,	September 30,	Percent
Capital Markets	2004	2003	Inc/(Dec)
Institutional Sales
Fixed Income	$51,326	$75,459	(32.0)%
Equities	91,073	88,882	2.5

Total Institutional Sales	142,399	164,341	(13.4)
Investment Banking
Underwriting
Fixed Income	47,484	49,862	(4.8)
Equities	64,642	47,400	36.4
Mergers and Acquisitions	62,634	48,870	28.2

Total Investment Banking	174,760	146,132	19.6
Net Interest	8,653	6,904	25.3
Other Income	948	2,239	(57.7)

Capital Markets Net Revenues	$326,760	$319,616	2.2%